Exhibit 10.5

FOR BANK USE ONLY:
Loan # ________________________________ Obligor # ______________________________ Future Oblig. # __________________________ Current Oblig. # _________________________	Name and Address in Which Account will be Booked:

PROMISSORY NOTE

$28,095,674.00	June 26, 2013

FOR VALUE RECEIVED, the undersigned (“Borrower”), promises to pay to the order of FIRST-CITIZENS BANK & TRUST COMPANY (“Lender”), a North Carolina banking corporation, at its Loan Operations Center located at 100 East Tryon Road, Raleigh, North Carolina, or at such other place as the holder hereof may from time to time designate in writing, in collected funds or U.S. legal tender, the principal sum of TWENTY EIGHT MILLION NINETY FIVE THOUSAND SIX HUNDRED SEVENTY FOUR DOLLARS ($28,095,674.00), or so much thereof as may from time to time be owing under this Promissory Note (“Note”), together with interest accrued from the date hereof on the unpaid principal balance at the interest rate or rates per annum specified below, until paid in full. Borrower also promises to pay (i) late charges, prepayment penalties, and other fees and charges as specified herein, and (ii) the cost of all fees paid or to be paid to public officials for recording, perfecting, maintaining, canceling and/or releasing any security interest in any Collateral securing this Note. Interest is to be accrued and principal and interest are to be paid as follows:

1.

INTEREST RATE. Unless and until a “default rate” described in section 7 below applies, interest shall accrue on the outstanding principal balance at the variable interest rate per annum of two percent (2.00%) above the one-month London Interbank Offered Rate (LIBOR). However, unless and until a default rate applies, the interest rate will not at any time exceed the maximum rate permitted by applicable law, or fall below the minimum rate per annum of three and one quarter percent (3.25%). The interest rate per annum as of the date of this Note stated in simple interest terms is three and one quarter percent (3.25%). The interest rate is subject to change on a monthly basis, with interest rate changes becoming effective on first day of each calendar month based on the latest one-month LIBOR rate as published in the Money Rates table of The Wall Street Journal on the last business day of the preceding calendar month. If the LIBOR rate becomes unavailable, Lender may designate a substitute index and/or margin after notice to Borrower to effect a comparable rate.

All interest on this Note will be calculated on an “actual/360” daily simple interest basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. This interest calculation method results in a higher effective interest rate than the stated numeric interest rate. Accrued but unpaid interest may be added to the outstanding principal balance and accrue interest at the then current rate of interest due under this Note from time to time.

2.	PAYMENT TERMS. Subject to the “Extension Terms” below, the outstanding principal balance and accrued interest shall be payable in as follows:

Principal Payment Terms. The outstanding principal balance shall be payable in one single payment (exclusive of interest) on June 26, 2016 (hereafter referred to as “Maturity”).

Interest Payment Terms: Interest (at the rates described above) on the outstanding principal balance shall be payable monthly beginning July 5, 2013 and consecutively on the same day of each such calendar period thereafter, with any accrued but unpaid interest due and payable in full at Maturity.

Extension Terms: Provided that no default or event of default exists under this Note or under any of the other Loan Documents at the time of the request or at the then-applicable Maturity, Borrower may extend the Maturity for two (2) successive periods of one (1)-year each if each of the following conditions have been met: (a) Borrower has, no later than sixty (60) days prior to the then-applicable Maturity, provided Bank with written notice of its intention to extend the then-applicable Maturity for an additional one (1)-year period; (b) (i) with respect to the first one (1)-year extension, Borrower has achieved a Debt Service Coverage Ratio (as defined below) of at least 1.25 to 1.00 for the previous three (3)-month period measured as of the date of the request and measured again as of the then-applicable Maturity and has provided evidence thereof to Bank in a form and substance satisfactory to Bank, and (ii) with respect to the second one (1)-year extension, Borrower has achieved a Debt Service Coverage Ratio (as defined below) of at least 1.45 to 1.00 for the previous three (3)-month period measured as of the date of the request and measured again as of then-applicable Maturity and has provided evidence thereof to Bank in a form and substance satisfactory to Bank; (c) Borrower has executed all documentation that Bank may reasonably request to evidence the extension of the then-applicable Maturity and the reaffirmation of the Loan Documents, and (d) Borrower pays to Lender (i) an extension fee in the amount of .25% of the then outstanding principal balance in connection with the first one (1)-year extension, and (ii) an extension fee in the amount of .25% of the then outstanding principal balance in connection with the second one (1)-year extension, provided that Borrower will not be required to pay the .25% extension fee with respect to the second one (1)-year extension if the Debt Service Coverage Ratio is 1.75 to 1.00 or greater. Notwithstanding the foregoing, for each of the above extension options, if Borrower has not achieved the required Debt Service Coverage Ratio for the applicable extension, then so long as the other conditions are met Borrower may nonetheless exercise the applicable extension option if Borrower reduces the principal balance outstanding under the Note by a sum which shall allow compliance with the Debt Service Coverage Ratio requirement for the applicable extension. “Debt Service Coverage Ratio” means, for such three (3)-month period, the ratio of: (a) the rents actually received by Borrower for the “Premises” (as defined below) during such period less Borrower’s actual expenses for the Premises during such period and less the pro-rated taxes and insurance payable or paid for the Premises during such period; to (b) the actual payments made by Borrower under this Note during such period. “Premises” means the real and personal property comprising the Project Property as defined in that certain Construction Loan Agreement dated of even date herewith by and between Lender and Borrower (the “Loan Agreement”) and being collateral for the obligations of Borrower set forth in this Note, the Loan Agreement and the other Loan Documents. Borrower shall have no right to extend the Maturity beyond June 26, 2018.

3.	INTENTIONALLY OMITTED.

4.

FEES. Loan fees and/or discount points in the aggregate amount of $206,718.00 are due and payable to Lender upon the signing of this Note. This sum may be included as part of the loan amount and is payable in addition to interest as provided in this Note.

5.	LATE CHARGE. Unless the principal and interest are to be paid in one single payment, Borrower will pay a late charge of 4% of the unpaid portion of any payment past due for 15 days or more.

6.

RETURNED CHECK FEE. Borrower will pay a $25.00 processing fee to Lender each time a check, preauthorized charge or other form of remittance given for payment on this Note is dishonored or returned unpaid.

7.

INTEREST AFTER DEFAULT. After an event of default occurs and is continuing (including failure to pay at Maturity), Lender may, at its option, increase the interest rate on this Note one or more times to a rate or rates (each a “default rate”) to be determined by Lender in its sole discretion. However, (a) the default rate shall never exceed the lesser of 10% per annum or the maximum interest rate permitted by applicable law; (b) Lender will not increase the interest rate to a default rate if doing so is prohibited by applicable law; and (c) Lender will not increase the interest rate to a default rate without first giving Borrower at least 10 days prior written notice of the occurrence of the event of default and of Lender’s intent to increase the interest rate pursuant to this provision, during which 10-day period Borrower may cure the default and thereby avoid an increase in the interest rate to a default rate. If the default is subsequently cured after the imposition of a default rate, Lender will, without notice to any obligor, reduce the interest rate on this Note to the rate that would then have applied had no event of default occurred. To the extent permitted by applicable law, the interest rate provided for in this Note (including any default rate then in effect) or the legal rate of interest on judgments, whichever is greater, shall apply to any indebtedness due following the entry of a judgment relating to the collection of this Note.

8.	Intentionally Deleted.

9.	PREPAYMENT; PREPAYMENT PENALTY. This Note may be prepaid in part or in full at any time without penalty. Lender shall have no obligation to readvance any prepayment.

10.	PAYMENTS.

(a)	Unless otherwise noted, each consecutive payment is due on the same day of the calendar period specified.

(b)

Lender shall apply payments to this Note as of the business day Lender receives U.S. legal tender or collected funds. U.S. legal tender shall be deemed received on the business day it is in fact received by Lender. Collected funds shall be deemed received on the business day the funds are cleared or otherwise irrevocably available to Lender. “Business day” shall mean the business day for Lender’s transactions between the applicable cut-off times on consecutive banking days.

(c)	Any item delivered to Lender as payment hereunder which is returned or charged back to Lender shall be considered as not having been received by Lender.

(d)

Payments received will be applied to the following in the order specified: (i) unpaid interest accrued to the date of payment or the date payment is due (at Lender’s option); (ii) the unpaid principal component of any payment then due; (iii) unpaid late charges, returned check fees, prepayment penalties, collection costs, and other charges then due; and (iv) the unpaid principal balance. Applying payments in the foregoing manner, Lender may, at its option, satisfy sums owing in the order in which they were billed, assessed, charged, or accrued.

(e)

Borrower agrees not to send Lender payments marked “Paid in Full,” “Without Recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further sums owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: First-Citizens Bank & Trust Company, Loan Servicing Department-DAC20, P.O. Box 26592, Raleigh, NC 27611-6592.

11.

WAIVERS. To the extent permitted by law, but subject to the remaining terms of this Note, each obligor on this Note whether a Borrower, maker, accommodation maker, guarantor, or endorser hereby (a) waives notice of delinquency, notice of default, notice of intent to accelerate, notice of acceleration, demand for payment, presentment for payment, notice of protest, protest, notice of nonpayment, and notice of dishonor; (b) agrees that any extension of time for the payment of this Note shall not release or reduce the liability of any obligor, and further waives all notice of each such extension; (c) waives the benefits of any statutory or common law provision limiting the liability of, or requiring the discharge or exoneration of, a guarantor or surety, and all benefits, claims, rights and defenses based on the law of suretyship or impairment of collateral, including any benefits, claims, rights or defenses any obligor may have pursuant to § 25-3-419, § 25-3-605 or Chapter 26 of the North Carolina General Statutes, as amended from time to time, and the corresponding provisions of any other state or federal laws; (d) waives the benefits of any statutory or common law provision that releases, discharges, or limits the liability of a remaining obligor following the release of a co-obligor; (e) waives any homestead or exemption laws and any rights thereunder with respect to any Collateral taken as security for repayment of this Note; (f) waives the benefits of any legal or equitable doctrine or principle of marshalling; (g) waives the benefits of any statutory or common law provision limiting the right of Lender to recover a deficiency judgment or otherwise proceed against any obligor after the foreclosure, sale or other disposition of any security for this Note; and (h) agrees that none of the following shall release or reduce the liability of any obligor in any manner whatsoever: (i) the release of any one or more of the obligors or any settlement or compromise with any one or more of the obligors with respect to this Note, any Security Instrument or any of the other Loan Documents; (ii) the taking or compromise, modification, substitution, exchange, impairment, waiver, release or surrender of any Collateral or Security Instrument taken as security for this Note or for performance under any Security Instrument or any of the other Loan Documents; or (iii) the amendment, modification, extension, renewal, increase, or consolidation of this Note, any Security Instrument or any of the other Loan Documents, and each obligor waives notice of each such release, settlement, compromise, taking, substitution, exchange, impairment, waiver, surrender, amendment, modification, extension, renewal, increase, or consolidation. Lender shall have no duty whatsoever to monitor or verify the use of the proceeds of this Note or to ensure or verify that any loan proceeds are used for the purpose described in any of the Loan Documents. Each obligor hereby waives and agrees not to assert against Lender any claim or defense whatsoever based on (a) the actual use of loan proceeds, (b) the failure of any loan proceeds to be used for any purpose described in any of the Loan Documents, and/or (c) Lender’s knowledge that loan proceeds were not used for the purpose described in any of the Loan Documents. Lender may delay or forego enforcing any of its rights or remedies under this Note without being deemed to have waived or forfeited such rights.

12.	EVENTS OF DEFAULT. This Note, each Security Instrument and the other Loan Documents shall be in default upon the happening of any of the following “events of default”:

(a) Any principal payment is not made as and when due according to the terms of this Note or any interest payment is not made within five (5) days of the due date except that no grace period shall be applicable to the interest due at maturity whether by acceleration or otherwise;

(b)

Default in the performance of any other obligation, covenant or condition contained in, or the occurrence of any other event of default under, this Note, any Security Instrument or any of the other Loan Documents, including default under that certain Construction Loan Guaranty Agreement dated of even date herewith by any party obligated thereunder;

(c)

Default by Borrwer under any other note, obligation or indebtedness owed to Lender (whether such note, obligation or indebtedness now exists or is hereafter made), or default in any obligation or instrument securing any such note, obligation or indebtedness;

(d)

Any warranty, representation or statement made or furnished to Lender by or on behalf of any Borrower or guarantor in connection with this loan transaction, or to induce Lender to make this loan, is false or misleading in any material respect either now or at the time made or furnished;

(e)	The dissolution, business failure, liquidation, or termination of existence of any Borrower or guarantor;

(f)	The corporate or legal existence of any Borrower or guarantor is dissolved, terminated or suspended, or any Borrower or guarantor fails to maintain its corporate or legal existence in good standing;

(g)

Any guarantor disputes the validity of, or guarantor’s liability under, any guaranty of this Note, or any guarantor revokes or attempts to revoke the guarantor’s prospective liability under any guaranty of this Note for future advances or obligations;

(h)

Except with respect to transfers permitted pursuant to the Loan Agreement dated of even date herewith by and between Borrower and Lender, the sale, transfer or conveyance without Lender’s prior written consent of more than 25% of the voting stock, partnership interests or limited liability company interests, as the case may be, of Borrower or guarantor that is a corporation, partnership, limited partnership or limited liability company;

(i)

Any voluntary bankruptcy, reorganization, insolvency proceeding, receivership, or other similar proceeding is commenced by any Borrower or guarantor as debtor under any federal or state law, or any Borrower or guarantor becomes insolvent, makes any assignment for the benefit of creditors, or conveys substantially all of its assets, or any involuntary bankruptcy, reorganization, insolvency proceeding, receivership, or similar proceeding is commenced against any Borrower or guarantor as debtor under any federal or state law which is not dismissed within 60 days of commencement;

(j)	The entry of any final monetary judgment or the assessment and/or filing of any tax lien against any Borrower that is not satisfied, released or discharged within 30 days of entry; or

(k)

The issuance of any writ of garnishment, attachment, levy, seizure order, or forfeiture order against any property of, debts due, or rights of any Borrower, including the commencement of any action or proceeding to seize monies of any Borrower or guarantor on deposit in any account with Lender.

If an event of default occurs, Lender shall not be further obligated to advance loan proceeds.

13.

NOTICE OF DEFAULT AND RIGHT TO CURE. Except as provided in this section, if an event of default is curable and notice has not been previously given by Lender of the same or any other event of default more than one (1) time within the preceding 12 months, Borrower shall have 30 days following Lender’s giving of written notice of default within which to cure the default before Lender may require the immediate payment of this Note in full. If the default is curable but cannot reasonably be cured within the 30-day cure period, and if Borrower commences to cure the default during the 30-day cure period and diligently proceeds thereafter to cure such default, then the cure period shall be extended for a reasonable time not to exceed an additional 30 days (for a total of 60 days) in order to provide Borrower the opportunity to cure the default. However, Borrower shall not be entitled to notice of default or the opportunity to cure a default if Lender has previously given notice of a default more than one (1) time within the preceding 12 months or if the default occurs because of (a) a failure to pay any payment of principal or any other amount (excluding interest) as and when due under the terms of this Note or a failure to pay interest under this Note within five (5) days of the date when due except that no grace period shall be applicable to the interest due at maturity whether by acceleration or otherwise, (b) the commencement by any Borrower of any proceeding for protection under any bankruptcy or insolvency laws, (c) a failure to maintain in continuous full force and effect any required insurance on Collateral, or (d) the occurrence of any waste or any uninsured damage or injury to any Collateral that substantially reduces the value of the Collateral, or the immediate threat of such waste or uninsured damage or injury. Lender’s notice of default shall be given in writing and shall be deemed given (a) three (3) business days after mailed by first class or certified mail to Borrower at an address Lender has for Borrower in Lender’s records, or (b) when actually received by Borrower, whichever first occurs. Notice to any Borrower shall constitute notice to all Borrowers. The provisions of this section are in addition to and do not supersede or limit the application of any controlling provisions of the law of the State of North Carolina concerning notice of default, the right to cure, or the right to reinstate, and nothing in this Note shall be deemed a waiver of those provisions; provided, however, that the provisions of this section and any such North Carolina law shall run concurrently.

Notwithstanding any rights Borrower may have to notice of default and opportunity to cure, Lender will have no obligation to advance funds under this Note if: (a) Borrower is in default under the terms of this Note or any agreement that Borrower has with Lender, including any agreement made in connection with the signing of this Note, (b) any instrument securing repayment of this Note is in default, (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note, or (d) Borrower has applied funds advanced pursuant to this Note for purposes other than those authorized by Lender.

14.

ACCELERATION. If (a) an event of default occurs and Borrower is not entitled under the preceding section to notice of default and the opportunity to cure, or (b) an event of default occurs and the default is not cured during any applicable cure period following the giving of any required notice of default, then this Note shall, at Lender’s option, become due and payable in full without demand or notice of any kind. In addition, if Lender has the right to accelerate this Note under the provisions of any Security Instrument as a result of Collateral being sold, transferred, conveyed or encumbered, Lender shall not be further obligated to advance loan proceeds and this Note shall, at Lender’s option following the giving of any required notice and opportunity to cure, become due and payable in full without further demand or notice of any kind. Lender’s failure to exercise any of the foregoing options shall not constitute a waiver of the right to exercise such options. Waiver by Lender of any default or right to accelerate shall not operate as a waiver of any other default or right to accelerate or of the same default or right to accelerate on a future occasion. Except to the extent North Carolina law permits a default to be cured and the obligation evidenced by this Note reinstated as though no acceleration had occurred, acceptance by Lender of payment of less than the entire unpaid balance after acceleration of this Note shall not cure a default or waive an acceleration, and Lender shall be entitled to proceed with its rights and remedies as note holder (and as secured party, if applicable). If an event of default occurs or this Note is accelerated, interest shall continue to accrue on the unpaid balance.

15.

COLLECTION COSTS/ATTORNEYS’ FEES. To the extent permitted by applicable law, and provided an event of default has occurred, Borrower promises to pay to Lender all of Lender’s reasonable and out-of-pocket collection costs and expenses actually incurred, including, but not limited to, (a) court costs; (b) Lender’s reasonable attorneys’ fees actually incurred if this Note is referred for collection to an attorney who is not a salaried employee of Lender, whether or not there is a lawsuit; and (c) expenses incurred to (i) trace and/or locate any obligor; (ii) collect this Note in whole or in part and, where applicable, reinstate the loan; (iii) trace, locate, recover, repossess, transport, store, hold, and assess any Collateral (including environmental assessments and appraisal expenses); and (iv) protect Collateral and Lender’s interest in the Collateral, including the cost of any bonds. Attorneys’ fees recoverable under this section include, but are not limited to, reasonable attorneys’ fees at trial, for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and on appeal. Costs and expenses recoverable by Lender under this section shall include sums that may not be taxable as court costs, including, without limitation, all costs and expenses incident to appellate, bankruptcy, post-judgment and alternative dispute resolution proceedings. Borrower shall be liable for the payment of all such costs and expenses as an additional obligation under this Note. All such costs and expenses shall be due and payable to Lender immediately upon Lender’s payment of the same, may be added to the principal balance due and, to the extent permitted by law, shall bear interest at the rate specified in this Note. The repayment of such costs and expenses shall be secured by all Collateral and by each Security Instrument. Lender shall have no duty to release Collateral until all such costs and expenses, in addition to all other obligations secured by the Collateral, are paid in full.

16.

SETOFF. Lender has the right of setoff provided by law and/or as provided by any deposit account agreement or other agreement any obligor has or may hereafter have with Lender. Following and during the continuance of any event of default, Lender may exercise its right of setoff against all accounts, deposits, monies, securities and other property of each obligor now or hereafter in Lender’s possession or on deposit with Lender, whether held in general or special accounts or deposits, whether held alone or jointly with others and whether held for safekeeping or otherwise. However, Lender may not exercise a right of setoff against IRA, Keogh, agency, fiduciary or trust accounts. Lender may exercise its right of setoff without demand upon or notice to any obligor.

17.	Intentionally Deleted.

18.

INFORMATION ABOUT OTHER OBLIGATIONS. Lender is authorized to obtain such information about Borrower’s other obligations as Lender may reasonably request from the creditors of each Borrower. The information requested may include, but is not limited to, Borrower’s credit limit, the amount then owing to the creditor, the terms of repayment, whether the obligation is being paid as agreed, whether Borrower is entitled to obtain additional credit advances, and the current payoff amount. The creditors of Borrower are authorized and directed to promptly provide to Lender the information requested by Lender.

19.

BORROWER’S FINANCIAL INFORMATION. For purposes of this section, “Financial Information” means information relating to a Borrower’s finances. Borrower covenants and agrees with Lender that, until this Note is paid in full and Borrower is no longer entitled to obtain credit advances, Borrower will furnish Lender with such Financial Information at such times and in such detail as Lender may reasonably request, including, but not limited to, the following: (a) Borrower’s personal financial statement (if Borrower is an individual); (b) Borrower’s quarterly and year-end balance sheet and profit and loss statements (if Borrower is engaged in business activities); (c) copies of Borrower’s federal and state tax returns and all schedules relating thereto, including Schedule K-1 (if applicable); and (d) such additional information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may reasonably request from time to time.

Borrower warrants and represents that (a) all Financial Information Borrower has provided and that has been provided on Borrower’s behalf to date is true and accurate in all material respects and fairly presents Borrower’s financial condition and business transactions as of the date of the Financial Information provided, and (b) Financial Information Borrower provides and that is provided on Borrower’s behalf in the future will be true and accurate in all material respects and will fairly present Borrower’s financial condition and business transactions as of the date of the Financial Information provided. Borrower further warrants and represents that, except as specifically disclosed in the Financial Information, (a) Borrower has no direct or contingent liabilities; (b) title to all assets listed in the Financial Information is solely in Borrower’s name, and no other person or entity has an interest in such assets; (c) there exist no liens, encumbrances, or defects in or upon the assets listed in the Financial Information; (d) all taxes owed by Borrower have been fully paid and discharged, except taxes not then due and payable without penalty; (e) there are no claims, actions, or proceedings pending or threatened against Borrower or any of Borrower’s property; and (f) there are no judgments or liens against Borrower or any of Borrower’s property. With respect to each copy of Borrower’s tax returns given to Lender, Borrower warrants and represents that (a) the copy is a true and accurate copy of the return, as filed; (b) the original of the return was properly signed or electronically authenticated by Borrower or on Borrower’s behalf and submitted to the appropriate tax authority; and (c) the return accurately states in all material respects Borrower’s income, deductions and tax liability for the period stated. Borrower acknowledges that Lender has relied and will rely on Borrower’s Financial Information.

Borrower covenants and agrees to send written notice to Lender within five (5) business days after the occurrence of any change that is both material and adverse in (a) Borrower’s financial condition or business transactions, (b) Borrower’s ability to perform Borrower’s obligations to Lender, or (c) Financial Information previously given.

Borrower authorizes Lender and its affiliates to make such credit, employment, and investigative inquiries about Borrower from time to time as Lender and its affiliates deem appropriate to evaluate Borrower’s financial strength, character, and credit history, to administer this loan, and to collect any sums owing. Lender is authorized to verify information about Borrower and obtain consumer report(s) about each individual who signs this Note as a Borrower or in a representative capacity on behalf of a Borrower.

20.

MISCELLANEOUS. This Note shall be the joint and several obligation of each Borrower. The proceeds of this Note shall be used solely for business, commercial, or agricultural purposes and not for any personal, family, or household use. Lender may delay or forego enforcing any of its rights or remedies under this Note without being deemed to have waived or forfeited them. No waivers or modifications of the terms of this Note shall be valid unless they are reduced to writing and duly executed by the party to be charged therewith. This Note is subject to the provisions of each loan agreement given, received or signed in connection with this loan transaction, the terms and conditions of which are incorporated herein by reference. Any failure to comply with the terms and conditions of any such loan agreement beyond any applicable grace and/or cure period shall be an additional “event of default” under the terms of this Note. If the terms of any such loan agreement conflict with the terms of this Note, the terms of this Note shall control. This Note, each Security Instrument and all other Loan Documents shall be binding upon Borrower and its respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns. This Note and all guaranties and endorsements of this Note have been entered into in the State of North Carolina and shall be deemed to have been made under and shall be governed by federal law and, except to the extent preempted by federal law, by the laws of the State of North Carolina in all respects, including matters of construction, validity and performance, but without giving effect to those principles of conflict of laws that might otherwise require the application of the laws of another jurisdiction. Any action, suit or proceeding relating to this Note or any guaranty or endorsement of this Note may be instituted and prosecuted in the state or federal courts of the State of North Carolina, and each obligor waives any and all defenses relating to the jurisdiction and venue of such courts. Any photocopy, microfilm, microfiche or optical image of this Note may be presented as evidence in lieu of the original in any legal proceeding to enforce the terms of this Note and shall have the same validity as the original. Lender may sell, transfer, assign, or grant participations in all or any part of this Note, and in connection therewith disclose information (including financial information) relating to each obligor.

21.

DEFINITION OF TERMS. As used herein, (a) “Borrower” means each person or entity that signs this Note as a maker or borrower, jointly and severally; (b) “guarantor” means each guarantor who guarantees the payment of all or any portion of this Note; (c) “obligor” means each Borrower, maker, guarantor, endorser, and surety of all or any portion of this Note; (d) this “Note” refers to this instrument, each related addendum, and the indebtedness evidenced by this instrument; (e) “Security Instrument” includes each and every pledge, assignment, security agreement, guaranty, mortgage, deed to secure debt, deed of trust, hypothecation, or other security instrument or arrangement given to secure repayment of all or any portion of this Note or performance under any of the Loan Documents, whether now existing or hereafter arising; (f) “Collateral” means any collateral that secures repayment of this Note; (g) “Loan Documents” include all documents executed and delivered in connection with the loan transaction evidenced by this Note (including this Note, each Security Instrument, any loan agreements, and all loan application documents), whether now existing or hereafter arising; and (h) “Lender” means First-Citizens Bank & Trust Company and its successors and assigns. The terms “Note,” “Security Instrument,” and “Loan Documents” include all amendments, modifications, extensions and renewals thereof. If the terms of any related loan commitment letter or any of the Loan Documents conflict with the terms of this Note, the terms of this Note shall control.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed under seal in its name by a person or persons duly authorized, all as of the date of this Note.

BORROWER:

GGT PATTERSON PLACE NC VENTURE, LLC,
a Delaware limited liability company

By:	BAINBRIDGE PATTERSON PLACE, LLC, a Florida limited liability company, its Operating Member

	By:	BAINBRIDGE MANAGER, LLC, a Florida limited liability company, its Manager

		By:	/S/ Thomas Keady
Thomas Keady, Vice President

STATE OF	North Carolina

COUNTY OF	Wake

I, a Notary Public for the County and State aforesaid, do hereby certify that the foregoing instrument was voluntarily executed for the purposes therein stated by Thomas Keady, who personally appeared before me this day and acknowledged that he is the Vice President of Bainbridge Manager, LLC, the Manager of Bainbridge Patterson Place, LLC, the Operating Member of GGT Patterson Place NC Venture, LLC, and that by authority duly given and being authorized to do so, executed the foregoing on behalf of the limited liability company, and is personally known to me or has produced North Carolina Driver’s License as identification.

Witness my hand and official seal this 26th day of June, 2013.

	By:	/S/ Linda M. Rich
Notary Public in and for the State of North Carolina

Printed Name: Linda M. Rich

(Affix Notary Seal)	My Commission Expires: April 21, 2016

For Bank Audit Purposes Only: Initials of Responsible Sales Associate: _______________ Sales Associate No. ________ Cost Center ____________